October 17, 1995




Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1933, we are transmitting herewith the attached Form S-8 dated
October 17, 1995.



Sincerely,



KATHY GIES
Lands' End, Inc.
One Lands' End Lane
Dodgeville, WI  53595







As filed with the Securities and Exchange Commission on October 17, 1995.
                                                Registration No. __________
              SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                           __________
                            FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           __________
                        LANDS' END, INC.
      (Exact name of registrant as specified in its charter)

                      Delaware                     36-2512786
             (State or other jurisdiction       (I.R.S. Employer
          of incorporation or organization)   Identification Number)

        One Lands' End Lane, Dodgeville, Wisconsin 53595
            (Address of principal executive offices)

                LANDS' END, INC. RETIREMENT PLAN
                    (Full title of the plan)

                      Mr. Michael J. Smith
                     Chief Executive Officer
                        Lands' End, Inc.
                       One Lands' End Lane
                   Dodgeville, Wisconsin 53595
                         (608) 935-9341
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
                      Toni B. Merrick, Esq.
                        Kirkland & Ellis
                     200 East Randolph Drive
                     Chicago, Illinois 60601

                 CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
Title of      |Amount to be|Proposed Maximum|Proposed Maximum  |Amount of
Securities to |Registered  |Offering Price  |Aggregate Offering|Registration
be Registered |(1)(2)      |Per Share(1)    |Price(1)          |Fee(1)
----------------------------------------------------------------------------
Common Stock, |            |                |                  |
$.01 par value|            |                |                  |
per share     |200,000     |$15.19          |$3,038,000        |$1,047.59
----------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on October 4, 1995.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests in the plan to be offered or sold pursuant to the terms described thereon.
     As filed with the Securities and Exchange Commission on



                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation by Reference

          The following documents filed by Lands' End, Inc. (the "Company") or Lands' End, Inc. Retirement Plan (the "Plan") with the Securities and Exchange Commission are incorporated herein by reference except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated by reference.

          1. Lands' End, Inc. Annual Report on Form 10-K for the Fiscal Year ended January 27, 1995.

          2. Lands' End, Inc. Quarterly Report on Form 10-Q for the Fiscal Quarter ended July 28, 1995.

          3. The description of Lands' End, Inc. Common Stock contained in the registration statement filed by Lands' End, Inc. on Form 8-A (File No. 1-9769) dated November 5, 1987 and entered December 4, 1987.

          4. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal period covered by the Registrant document referred to in (1) above.

          5. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and shall be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Not applicable.


Item 5.   Interests of Named Experts and Counsel

          Not applicable.

                                     2





Item 6.   Indemnification of Officers and Directors

          Section 145 of the General Corporation Law of the State of Delaware (the "Corporation Law") permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the By-Laws of the Company provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

          The Company's Certificate of Incorporation, pursuant to
     Section 102(b)(7) of the Corporation Law, eliminates the personal liability of directors of the Company for breaches of fiduciary duty, except in certain circumstances.

          The Company has purchased a comprehensive directors' and officers' liability insurance policy with a policy limit of $20 million.


Item 7.   Exemption from Registration Claimed

          Not applicable.


Item 8.   Exhibits

          See "Index to Exhibits."


Item 9.   Undertakings

          1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          2. The undersigned Registrant hereby undertakes (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) that, for the

                                     3





     purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     4





                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the filing requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dodgeville, State of Wisconsin, on October 17, 1995.

                                  LANDS' END, INC.

                                  By: /s/ STEPHEN A. ORUM
                                     Stephen A. Orum
                                     Executive Vice President,
                                     Chief Operating
                                     and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 17, 1995.

          SIGNATURE                                CAPACITY



/s/ RICHARD C. ANDERSON               Vice Chairman of the Board and Director
Richard C. Anderson


/s/ GARY C. COMER                    Chairman of the Board and Director
Gary C. Comer


/s/ DAVID B. HELLER                  Director
David B. Heller


/s/ HOWARD G. KRANE                  Director
Howard G. Krane


/s/ JOHN N. LATTER                   Director
John N. Latter


/s/ STEPHEN A. ORUM                  Executive Vice President, Chief
Stephen A. Orum                      Operating and Chief Financial Officer
                                     (principal financial and accounting
                                      officer)

/s/ MICHAEL J. SMITH                 President and Director (Chief
Michael J. Smith                     Executive Officer)

                                     5






The Plan. Pursuant to the requirement of the Securities Act of 1933, the Plan Administrator for the Plan has caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dodgeville, State of Wisconsin, on October 17, 1995.


                            Lands' End, Inc. Retirement Plan



                            By:/s/ STEPHEN A. ORUM
                               Stephen A. Orum
                               Executive Vice President, Chief
                               Operating and Chief Financial
                               Officer (principal financial
                               and accounting officer)

                                     6






                               INDEX TO EXHIBITS


                                                            Sequentially
Exhibit                                                     Numbered
  No.           Description of Exhibit                      Page*


 4.1            Lands' End, Inc. Retirement Plan
                incorporated herein by reference
                contained in Lands' End, Inc.
                Annual Report on Form 10-K for the
                Fiscal Year ended January 28, 1994
                (file No. 1-9769).

 4.2            First Amendment to the Lands' End, Inc.         8
                Retirement Plan

 5.1            Undertaking of Registrant                      15

23.1            Consent of Arthur Andersen LLP                 16


                                     7




                                                   EXHIBIT 4.2
FIRST AMENDMENT
TO THE
LANDS' END, INC. RETIREMENT PLAN


          WHEREAS, Lands' End, Inc. (the "Company") has established and maintains a profit sharing plan for the benefit of employees of the Company entitled the "Lands' End, Inc. Retirement Plan" (the
"Plan"); and

          WHEREAS, the Company desires to amend the Plan in certain respects in order to provide additional investment alternatives under the Plan;

          NOW, THEREFORE, in accordance with the power of amendment contained in Section 12.1 of the Plan, the Plan is hereby amended as follows:

          1. Section 1.1 of the Plan is hereby amended by adding the following new sentence at the end thereof:
     The plan was subsequently amended effective as of October 1, 1995, to allow certain participants to invest participant elective contributions, employer matching contributions, and profit sharing contributions in a fund primarily invested in common stock of the company.

          2. Section 3.5 of the Plan is hereby amended by adding the following new sentence at the end thereof:
     Notwithstanding the foregoing, for any distribution received by an employee on and after January 1, 1993, a "qualifying rollover contribution" means the contribution to the plan by an employee of a portion or all of an "eligible rollover distribution" as such term is defined in Section 402(f)(2)(A) of the Code or as referred to in Section 401(a)(31)(C) of the Code.
                                     8





          3. Section 3.7 of the Plan is hereby amended in its entirety to provide as follows:
     For purposes of the plan, a participant with respect to whom a qualifying rollover contribution or a transfer of benefits is made in accordance with section 3.5 or 3.6, respectively, shall not be eligible (i) to make elective contributions or to have employer contributions made on his behalf before becoming a participant for all purposes of the plan in accordance with section 2.1, or (ii) to invest any portion of such qualifying rollover contribution or transfer of benefits in the Lands' End, Inc. Stock Fund as described in section 5.4.

          4. Section 5.4 of the Plan is hereby amended by: (i) redesignating subparagraphs (a), (b), and (c) thereof as, respectively, subparagraphs (b), (c), and (d) thereof; (ii) replacing the words "effective date" in the last sentence of the first full paragraph thereof with the date "October 1, 1995"; (iii) adding the following new subparagraph (a) thereto to provide as follows:
     (a) The "American Express U.S. Government Securities Fund II" which shall be invested and reinvested in U.S. government and government agency securities and shall seek to provide maximum current income consistent with liquidity and conservation of capital.
and (iv) by adding the following new paragraph immediately following subparagraph (d) thereof to provide as follows:
     It is contemplated that, effective beginning with investment elections as of October 1, 1995, there will be established a "Lands' End, Inc. Stock Fund" which normally shall be invested and reinvested primarily in shares of common stock of the company ("company shares") which constitute "qualifying employer securities" under Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


                                     9





          5. Article 5 of the Plan is hereby amended by redesignating Sections 5.5 through 5.10 thereof as Sections 5.6 through 5.11 thereof, respectively, and by adding the following new
Section 5.5 thereof to provide as follows:
          5.5 Investments in Company Shares. Effective beginning with investment elections as of October 1, 1995, (or, if the Lands' End, Inc. Stock Fund has not then been established, effective beginning with investment elections as of the first January 1 or April 1 thereafter as of which the Lands' End, Inc. Stock Fund has been established) and subject to the provisions of section 5.6, participants may elect to have a portion of their elective contribution account and employer contribution account invested by the trustee in the Lands' End, Inc. Stock Fund. For this purpose it is intended that the plan be considered an "eligible individual account plan" which explicitly provides for the acquisition and holding of "qualifying employer securities" (as such term is defined in Sections 407(d)(3) and 407(d)(5) of ERISA) and that the trustee may invest up to one hundred percent of the trust fund held by it in company shares, to the extent elected by participants. Company shares may be acquired by the trustee through purchases on the open market, private purchases, purchases from the employers (including purchases from the company of treasury shares or authorized but unissued shares), or otherwise. Except with respect to company shares purchased on the open market, no purchase of company shares shall be made at a price in excess of the closing price on the New York Stock Exchange for company shares on the business day on which company shares were last traded next preceding the date of purchase. Pending investment in company shares, the participant elective contributions, employer matching contributions and profit sharing contributions invested in the Lands' End, Inc. Stock Fund pursuant to participant investment elections may be invested in cash.

          6.   Section 5.6 of the Plan (as redesignated from
Section 5.5 pursuant to paragraph 5 above) is hereby amended by adding the following new paragraph at the end thereof:
     Notwithstanding the foregoing, no participant may elect to transfer any amount of his account balances invested in any of the funds designated in subparagraphs (a) through (d) of section 5.4 from any such fund to the Lands' End, Inc. Stock Fund, and no more than fifteen percent of the future contributions made on behalf of any participant may be invested in the Lands' End, Inc. Stock Fund. Notwithstanding any other provision of the plan to the contrary, no "officer" of the company (as defined in Section 142 of the Delaware General Corporation Law) and no other individual who is

                                     10




     considered an "insider" for purposes of Section 16(b) of the Securities Exchange Act of 1934 shall be permitted to invest any portion of their accounts in the Lands' End, Inc. Stock
     Fund.

          7.   Section 5.9 of the Plan (as redesignated from
Section 5.8 pursuant to paragraph 5 above) is hereby amended by replacing the final sentence thereof in its entirety with the following:
     The "adjusted net worth" of the trust fund or an investment fund as of any date means the net worth of the trust fund or the investment fund as determined by the trustee or the investment manager or insurance company with custody of that investment fund in accordance with the provisions of the applicable agreement with the trustee or the investment manager or insurance company.

          8. Article 5 of the Plan is hereby amended by adding the following new Section 5.12 thereto to provide as follows:
          5.12 Allocation of Company Shares. As of each accounting date, all company shares then held under the Lands' End, Inc. Stock Fund shall be considered as purchased for the accounts of participants who have elected to invest in the Lands' End, Inc. Stock Fund to the extent their respective accounts can be charged therefore on the basis of the established unit value of the Lands' End, Inc. Stock Fund as determined by the investment manager of the Lands' End, Inc. Stock Fund. The interest of a participant who has elected to invest in the Lands' End, Inc. Stock Fund at any time shall be an amount equal to the then value of a unit in the Lands' End, Inc. Stock Fund, and multiplied by the number of units then credited to such participants.

          9. Article 5 of the Plan is hereby amended by adding the following new Section 5.13 thereto to provide as follows:
          5.13 Additional Accounting Rules. The following additional accounting rule applies to participants who have elected to invest in the Lands' End, Inc. Stock Fund and have had company shares credited to their accounts:

          If rights or warrants are issued with respect to any company shares held by the trustee, such rights or warrants shall be sold by the trustee and the proceeds thereof shall be appropriately reflected in participants' accounts in accordance with rules established by the plan administrator and uniformly applied.

                                     11




          10. Article 5 of the Plan is hereby amended by adding the following new Section 5.14 thereto to provide as follows:
               5.14 Voting of Company Shares. The trustee shall furnish to each participant who has company shares credited to his accounts notice of the date and purpose of each meeting of the stockholders of the company at which such company shares are entitled to be voted. The trustee shall request from each such participant instructions as to the voting at that meeting of company shares credited to his accounts. If the participant furnishes such instructions to the trustee within the time specified in the notification given to him, the trustee shall vote such company shares in accordance with the participant's instructions, except as may otherwise be required by ERISA. Such instructions shall be held in confidence and shall not be divulged or released to any person including any officer or any other employee of the company. All company shares credited to accounts as to which the trustee does not receive voting instructions as specified above, and all unallocated company shares held by the trustee, shall be voted by the trustee proportionately in the same manner as the trustee votes company shares to which the trustee has received voting instructions as specified above, except as may otherwise be required by ERISA. Similarly, the trustee shall furnish to each participant who has company shares credited to his accounts notice of any tender offer for, or a request or invitation for tenders of, company shares made to the trustee. The trustee shall request from each such participant instructions as to the tendering of company shares credited to his accounts and for this purpose the trustee shall provide participants with a reasonable period of time in which they may consider any such tender offer for or request or invitation for tenders of company shares made to the trustee. Such instructions shall be held in confidence and shall not be divulged or released to any person including any officer or any other employee of the company. The trustee shall tender the company shares as to which the trustee has received instructions to tender from participants within the time specified by the trustee, except as may otherwise be required by ERISA. Company shares credited to accounts as to which the trustee has not received instructions from participants shall not be tendered, unless otherwise required by ERISA. As to all unallocated company shares held by the trustee, the trustee shall tender the same proportion thereof as the number of allocated shares to be tendered bears to the total number of allocated shares (and accordingly with the number of unallocated company shares not being tendered being the same proportion thereof that the number of allocated company shares which are not being tendered bears to the total number of allocated company

                                     12





          shares), except as may otherwise be required by ERISA.
          In carrying out the trustee's responsibilities hereunder the trustee may rely on information furnished by the plan administrator, including the names and current addresses of participants, the number of company shares credited to their accounts, and the number of shares held by the trustee that have not been allocated.

          11. Article 6 of the Plan is hereby amended by modifying the second sentence of Section 6.2 thereof to read as follows:
     Payment shall be made in cash; provided, that amounts payable from the Lands' End, Inc. Stock Fund may be paid in cash or company shares, at the participant's discretion, provided further that any fractional amount of company shares allocated to a participant's accounts shall be paid in cash. Payments from the Lands' End, Inc. Stock Fund that are made in cash instead of company shares shall have a value equal to the proceeds obtained by the trustee for the company shares sold to make such distribution.

                                     13






          IN WITNESS WHEREOF, the Company has caused this amendment

to be signed on its behalf by its duly authorized representative this 17th day of October, 1995.


                             LANDS' END, INC.



                             By:  /s/ STEPHEN A. ORUM
                                  Stephen A. Orum
                                  Executive Vice President,  Chief
                                  Operating and Chief Financial
                                  Officer (principal financial and
                                  accounting officer)















                                     14







                                               EXHIBIT 5.1

Undertaking of Registrant. The Registrant hereby undertakes that it will submit or has submitted the plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.














                                     15






                                              EXHIBIT 23.1

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 3, 1995, included (or incorporated by reference) in the Lands' End, Inc Form 10-K for the fiscal year ended January 27, 1995, and to all references to our Firm included in this registration statement.



/s/ ARTHUR ANDERSEN LLP

    Milwaukee, Wisconsin
    October 11, 1995











                                     16